Exhibit 4.(b)(i).2  Expense Sharing Agreement

EXPENSES SHARING AGREEMENT

BETWEEN

CURRENT CAPITAL CORP.
(An Ontario incorporated private corporation, known as "Current Capital")

AND

FIRST EMPIRE ENTERTAINMENT.COM INC.
(An Ontario incorporated public corporation, known as "First Empire")

DATED    1st   of   APRIL   2002

WHEREAS Current Capital Corp. has leased for a period of one year to February 1, 2003 premises measuring approx. 950 sp ft at 47 Avenue Road, Suite 200, Toronto, ON M5R 2G3 and Current Capital also accounts for the telephone costs including those of Internet access and local and long distance calls incurred at these premises.

WHEREAS First Empire proposes to occupy a part of the said premises effective April 1, 2002 and has agreed to reimburse Current Capital for the costs of the lease and telephone expenses relating to the premises to be occupied by First Empire.

NOW THEREFORE THIS AGREEMENT WITNESSES that, in consideration of the premises and the mutual covenants hereinafter contained and other good and valuable considerations, the receipt and sufficiency of which is hereby acknowledged by each party, the parties hereto agree as follows:

REIMBURSEMENT OF LEASE COSTS

First Empire shall reimburse Current Capital 10% of the actual monthly lease payable by Current Capital to the landlord, which represents approximately 95 sq. ft of office space and/or desk space allocated to First Empire. The amount to be calculated based on this formulae shall be charged to First Empire on a quarterly basis. Any additional payments, of whatever nature, that Current Capital may from time to time be required to pay to the landlord, shall also be charged to First Empire using the above formulae. Goods and Services Tax shall be added to the charge.

REIMBURSEMENT OF TELEPHONE COSTS

First Empire shall reimburse Current Capital 5% of the monthly telephone costs, which shall include Internet, local and long distance call charges and mobile phone charges. The monthly cost will be based on the average of the preceding three months' actual costs and shall be charged to First Empire on a quarterly basis. Goods and Services Tax will be added to the charge.

REIMBURSEMENT OF CONSULTING FEES

First Empire shall reimburse Current Capital for consulting fees. On a quarterly basis, Current Capital will supply a schedule indicating the number of hours Current Capital consultants spent on First Empire and its subsidiaries. Goods and Services Tax will be added to the charge.

TERMS OF THE AGREEMENT

The agreement is valid for a period of five years from the date of signing hereof and may be further extended for a term to be mutually agreed between the parties a month before the expiry date.

The agreement may be terminated by either party by giving two months notice.

The formulae for calculating the amounts to be reimbursed in respect of the lease costs and telephone costs are valid for one year from the date of this agreement and may be subject to change from time to time thereafter as per mutual agreement between the concerned parties.

MISCELLANEOUS

Entire Agreement:  This Agreement supercedes any prior Agreement between the parties whether written or oral and any such prior agreements are cancelled as at the Commencement Date. This agreement may not be altered or modified, except in writing, signed by both parties.

Waiver:  Any waiver by either party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of that provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions will not be considered a waiver or deprive that party of the right thereafter to insist upon adherence to that term or any other term of this Agreement.

Relationship of the Parties:  Nothing in this Agreement shall create any partnership or joint venture between the parties hereto, it being understood and agreed that the parties are independent contractors and neither has the authority to bind the other in any way.

Governing Law:  This Agreement has been made in the Province of Ontario and shall be construed and governed in accordance with the laws thereof without regards to conflict of laws.

ACCEPTANCE OF AGREEMENT

The parties by signing below hereby indicate their agreement and acceptance of this Agreement in its entirety as set out above.

SIGNED, SEALED AND DELIVERED	)
in the presence of	)	Current Capital Corp.
)
)
/s/ Katherine Topelko	)	/s/ Robert Kennedy
)
Witness	)	Name: Robert Kennedy
	)	Title: President
)
	)	I have authority to bind the Corporation.
)
	)	First Empire Entertainment.com Inc.
)
)
/s/ Katherine Topelko	)	/s/ Terence Robinson
)
Witness	)	Terence Robinson
	)	Name: Terence Robinson
	)	Title: Chief Executive Officer
)
	)	I have authority to bind the Corporation.

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